Exhibit 99.1

News Release

For Immediate Release November 5, 2013	For Further Information, Contact: George Lancaster, Hines 713/966-7676 George.lancaster@hines.com

HINES GLOBAL REIT ACQUIRES
E-Commerce LOGISTICS FACILITY IN GERMANY

(BERLIN) - Hines, the international real estate firm, announced today that Hines Global REIT, Inc. has acquired the Fiege Mega Centre, a Class A, single-tenant logistics facility located near the central German city of Erfurt, between Berlin and Frankfurt.
The 952,539-square-foot property is 100 percent leased to Fiege Group until 2023. Developed in 1995, the facility was designed to expand Fiege’s retail logistics operations and is one of their most modern e-commerce logistics centers.
“The Fiege Mega Centre is a high-quality asset that complements Hines Global REIT's existing portfolio. Germany’s economy is one of the strongest in Europe, and we have increased the geographic diversity of Hines’ Global REIT with this acquisition,” said Sherri Schugart, president and CEO of Hines Global REIT.
Christoph Reschke, senior managing director of Hines in Germany, said, “The strength of the German market makes this an excellent acquisition for Hines Global REIT. This property has particular appeal due to its strong tenancy, location in the central hub of Erfurt, and nearby access to public transportation, highways A4, A71 and A9, as well as numerous railways.”
    Debt financing for the acquisition was provided by Deutsche Pfandbriefbank AG. Hines Germany will provide asset management services. “Hines Global REIT’s acquisition increases our logistics assets under management in Germany to approx 4.6 million square feet,” Karl. L. Wambach, director of Hines Germany, explains.
Hines Global REIT acquired Fiege Mega Centre from a fund managed by CBRE Global Investors. “The high interest of investors shows the attractiveness of the asset as well as its location within the German logistics market,” said Ulrich Oppermann, CBRE Global Investor’s Head of Transactions in Germany. CBRE Global Investors’commercial advisor was CBRE, and legal advisor was Mayer Brown LLP.
Fiege Logistics is one of the leading logistics providers in Europe. Its expertise lies particularly in the development and implementation of complete, integrated logistics systems. In 2012, Fiege Logistics generated revenues of €1.5 billion worldwide with its 11,000 employees. Its 200 sites and cooperation partnerships in 17 countries form an extensive logistics network, containing an aggregate total of three million square meters of storage and logistics space. For further information, visit www.fiege.com/en/home.
CBRE Global Investors is a global real estate investment management firm with EUR 67.8 billion in assets under management*as per 30 June 2013. The company sponsors investment programs across the risk/return spectrum for investors worldwide.
CBRE Global Investors is an independently operated affiliate of CBRE Group, Inc. (NYSE:CBG), and harnesses the research, investment sourcing and other resources of the world’s premier, full-service commercial real estate services company for the benefit of its investors. CBRE has more than 34,000 employees (excluding affiliates) in more than 300 offices (excluding affiliates) worldwide. For more information about CBRE Global Investors, please visit www.cbreglobalinvestors.com.
Hines Global REIT is a public, non-listed real estate investment trust sponsored by Hines that owns interests in 37 real estate investments located in the United States and internationally. For additional information about Hines Global REIT, visit www.hinessecurities.com.
 Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for more than 55 years.  With offices in 70 cities across the United States and 18 international countries, and controlled assets valued at approximately $25.2 billion as of June 30, 2013, Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.